UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 26, 2011
LANDSTAR SYSTEM, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	021238 (Commission File Number)	06-1313069 (I.R.S. Employer Identification No.)
13410 Sutton Park Drive South, Jacksonville, Florida
(Address of principal executive offices)
32224
(Zip Code)
(904) 398-9400
(Registrant’s telephone number, including area code)
N/A
(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 26, 2011, Landstar System, Inc. (the “Company”) appointed Joseph J. Beacom Vice President and Chief Safety and Operations Officer of the Company and Patrick J. O’Malley as Vice President and Chief Commercial and Marketing Officer of the Company.
Mr. Beacom, age 46, has served as Vice President and Chief Safety, Security and Compliance Officer of the Company since January 2006 and has held various other positions within subsidiaries of the Company since 1995. Mr. O’Malley, age 52, has served as Vice President and Chief Operating Officer of the Company since January 2011. Mr. O’Malley served as Vice President and Co-Chief Operating Officer of the Company from August 2009 until January 2011. Mr. O’Malley has served as President of various operating subsidiaries of the Company since January 2008 and has held various other positions within subsidiaries of the Company since 1985.
In connection with their respective appointments, Mr. Beacom and Mr. O’Malley were each granted 3,000 restricted shares of the Company’s common stock. The restricted shares vest 100% on the fifth anniversary of the date of grant, subject to certain provisions. In connection with his appointment, Mr. Beacom’s salary was increased from $190,000 to $215,000 and Mr. O’Malley’s salary was increased from $220,000 to $230,000.
Item 5.07 Submission of Matters to a Vote of Security Holders
Landstar System, Inc. (the “Company”) held its Annual Meeting of Stockholders on May 26, 2011. A total of 43,998,834 shares or approximately 92% of the common stock issued and outstanding as of the record date was represented in person or by proxy. The matters voted upon at the meeting included: (i) the election of one Class I Director whose term will expire at the 2012 Annual Meeting of Stockholders and two Class III Directors whose terms will expire at the 2014 Annual Meeting of Stockholders; (ii) the ratification and appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2011; (iii) an advisory vote on executive compensation; (iv) an advisory vote on the frequency of the advisory vote on executive compensation; and (v) the approval of the 2011 Landstar System, Inc. Equity Incentive Plan.
(1) Election of Directors. At the meeting, the Stockholders elected Jeffrey C. Crowe to serve as a Class I Director, whose term will expire at the 2012 Annual Meeting of Stockholders, and David G. Bannister and Michael A. Henning to serve as Class III Directors, whose terms will expire at the 2014 Annual Meeting of Stockholders. The votes cast with respect to each director are as follows:

Director	Votes For	Withheld	Broker Non-Votes
Jeffrey C. Crowe	41,965,958	1,004,581	1,028,295
David G. Bannister	41,265,108	1,705,431	1,028,295
Michael A. Henning	41,579,459	1,391,080	1,028,295
(2) Ratification of Appointment of KPMG LLP. At the meeting, the Stockholders ratified the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2011. This proposal received 43,073,618 affirmative votes and 917,450 negative votes. There were 7,766 abstentions with respect to this proposal.
(3) Advisory Vote on Executive Compensation. At the meeting, the Stockholders voted to approve the following resolution:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executives, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”
This proposal received 40,589,449 affirmative votes and 2,256,338 negative votes. There were 124,752 abstentions and 1,028,295 broker non-votes with respect to this proposal.
(4) Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation. At the meeting, the Stockholders voted in reference to the following resolution:
“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder vote to approve the compensation of its Named Executives, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure).
This proposal received 35,661,010 votes cast for one year, 121,037 votes cast for two years and 6,774,485 votes cast for three years.

There were 414,007 abstentions and 1,028,295 broker non-votes with respect to this proposal.
In response to the results of the vote on this proposal, the Board of Directors of the Company has determined that it will include an advisory vote on the compensation of its Named Executives in its proxy materials on an annual basis until the next advisory vote on the frequency of advisory votes on the compensation of its Named Executives, which will occur no later than the Company’s 2017 Annual Meeting of Stockholders.
(5) Approval of the 2011 Landstar System, Inc. Equity Incentive Plan. At the meeting the Stockholders voted to approve the 2011 Landstar System, Inc. Equity Incentive Plan. This proposal received 32,990,287 affirmative votes and 9,954,826 negative votes. There were 25,426 abstentions and 1,028,295 broker non-votes with respect to this proposal.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LANDSTAR SYSTEM, INC.
Date: June 1, 2011	/s/ Michael K. Kneller
Michael K. Kneller
Vice President, General Counsel and Secretary